SECURITIES ISSUANCE AGREEMENT

This **SECURITIES ISSUANCE AGREEMENT**, dated as of March 29, 2023 (this "Agreement"), by and among: (i) SHF Holdings, Inc. d/b/a Safe Harbor Financial, a Delaware corporation (the "Company") and (ii) Partner Colorado Credit Union, a Colorado not for profit corporation (the "PCCU"). Each may hereinafter be referred to as a "Party" and collectively as the "Parties". Capitalized terms that are used and are not otherwise defined herein have the meanings given to them in Section 1.1.

RECITALS

WHEREAS, the Parties agree to simultaneously enter into (i) this Agreement, (ii) a Senior Secured Promissory Note (the "Note"), (iii) a Security Agreement (the "Security Agreement"), (iv) a Lock-Up and Registration Rights Agreement (the "Lock-Up and Registration Rights Agreement") and (v) the Commercial Alliance Agreement ("Commercial Alliance Agreement" and, together with this Agreement, the Note and Security Agreement, and the Lock-Up and Registration Rights Agreement, shall collectively be referred to as the "Alliance Documents"); and

WHEREAS, pursuant to the Alliance Documents, the Company agrees to issue (i) the Note to PCCU in the principal amount of FOURTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($14,500,000) and (ii) 11,200,000 shares of the Company Class A Common Stock valued at $50,162,549 to PCCU pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Definitions.

As used herein the following terms shall have the meanings specified herein (it being understood that defined terms shall include in the singular number, the plural, and in the plural, the singular):

"$" refers to lawful money of the United States of America.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"Agreement" has the meaning given in the Preamble.

"Alliance Documents" has the meaning given in the Recitals.

"Applicable Law" means all laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders and licenses of any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their property or operations.

"Business Day" means any day, other than a Saturday, Sunday or legal holiday under the laws of the State of Colorado.

"Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity other than a corporation, partnership or LLC, any and all shares, equity interests, equity participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or LLC, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Closing" has the meaning given in Section 2.1(a).

"Closing Date" has the meaning given in Section 2.1(a).

"Common Stock" means the Company's Class A Common Stock.

"Company" has the meaning given in the Preamble.

"Contract" means a contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license, lease, or legally binding arrangement or understanding, whether written or oral.

"Equity Interest" means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, Capital Stock or other instrument evidencing an ownership interest in the Company, whether or not transferable, together with any warrants, stock options, equity-based awards or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Closing Date.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Governmental Authority" means any federal, state, local, foreign, or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

"Knowledge" means, with respect to any matter in question, the knowledge of such matter by any of the executive officers or directors of the Company.

"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or

other priority or preferential arrangement of any kind or nature whatsoever, whether or not filed, recorded or otherwise perfected under Applicable Law, to secure payment of a debt or performance of an obligation.

"Lock-Up and Registration Rights Agreement" has the meaning given in the Recitals.

"Material Adverse Effect" means any event, change, effect, circumstance or condition that, individually or in the aggregate with other such events, changes, effects, circumstances or conditions, has had, would, or could reasonably likely to, have a materially adverse effect on (i) the business, operations, results of operations, properties, condition (financial or otherwise), assets, liabilities (actual or contingent) or prospects of the Company and its Subsidiaries, taken as a whole or (ii) the ability to timely consummate the transactions contemplated by this Agreement or the Alliance Documents to which it is a party or bound or to perform its obligations hereunder or thereunder. The Parties acknowledge that a change in the listing status of the Common Stock from NASDAQ to an over-the-counter market shall be deemed a "Material Adverse Effect."

"Note" has the meaning given in the Recitals.

"Order" means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

"Party/Parties" has the meaning given in the Preamble.

"PCCU" has the meaning given in the Preamble.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preamble" means the preamble of this Agreement.

"Released Parties" has the meaning given in Section 6.1(a).

"Releasing Parties" has the meaning given in Section 6.1(a).

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person

or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

Section 1.2. Computation of Time Periods. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

Section 1.3. Terms Generally; Rules of Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns; (iii) the words "including" and "includes" shall mean "including without limitation" and "includes without limitation," as applicable; (iv) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender; (v) any reference herein to a contract (including Contracts), instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (vi) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented; (vii) unless otherwise specified, all references herein to "Articles" or "Sections" are references to Articles or Sections hereof or hereto; (viii) the words "herein," "hereof" and "hereto" refer to this Agreement in its entirety rather than to a particular portion of this Agreement; and (ix) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof.

ARTICLE II
CLOSING

Section 2.1. Closing.

(a) Subject to the terms and conditions of this Agreement, the Parties shall simultaneously enter into the Note, the Security Agreement, the Lock-Up and Registration Rights Agreement, and the Commercial Alliance Agreement (the "Closing") and agree to complete (or

cause to be completed) the actions as and at the times set forth therein. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

(b) On the Closing Date, the Company will issue the Note in favor of PCCU.

(c) On the Closing Date, the Company will issue to PCCU a total of 11,200,000 shares of Common Stock ("Issuance"). The Company shall provide written notice to the Company's transfer agent at the office of the transfer agent for the Common Stock that PCCU is now the holder of the Issuance and if such shares are certificated, the Company's transfer agent shall deliver to PCCU a certificate representing the Issuance.

(d) On the Closing Date, in addition to those deliverables described in Article V below, the Company shall execute and deliver the following to PCCU:

i. This Agreement;

ii. The Note;

iii. The Security Agreement;

iv. The Lock-Up and Registration Rights Agreement; and

v. The Commercial Alliance Agreement.

(e) On the Closing Date, PCCU shall execute and deliver the following to the Company:

i. This Agreement;

ii. The Security Agreement;

iii. The Lock-Up and Registration Rights Agreement; and

iv. The Commercial Alliance Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As of the date hereof, the Company represents and warrants to PCCU as follows:

Section 3.1. Due Organization, Power and Authority.

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted,

to execute, deliver and perform its obligations under the Alliance Documents to which it is a party and to carry out the transactions contemplated thereby. The Alliance Documents have been duly and validly authorized, executed and delivered by the Company, and no other corporate proceedings are necessary to authorize the execution and delivery of Alliance Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. Upon execution and delivery and, assuming due authorization, execution and delivery by the other parties thereto, the Alliance Documents will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally and by general equitable remedies or relief (including the remedy of specific performance) that are subject to the discretion of the court from which such relief may be sought.

(b) The Company has all the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Alliance Documents, including, but not limited to, the corporate power and authority to issue Common Stock to PCCU as contemplated hereunder. The execution and delivery of the Alliance Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors or the Company's stockholders in connection herewith or therewith. Except as may be required by Applicable Law, the Company is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Alliance Documents. The Issuance has been duly and validly authorized by the Company, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the Issuance will not be subject to any preemptive or similar rights.

(c) Each Subsidiary of the Company has been duly organized, is validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

Section 3.2. Capitalization.

(a) As of March 13, 2023, the Company has duly authorized for issuance: (i) 130,000,000 shares of Class A Common Stock, par value $0.0001 per share, of which 29,921,551 are issued and outstanding, 5,037,147 shares are reserved for issuance pursuant to the Company's 2022 Stock Incentive Plan, 9,554 shares of Series A Preferred Stock have been converted into shares of Class A Common Stock, and 10,896 shares of Series A Preferred Stock remain issued and outstanding; and (ii) 1,250,000 shares of preferred stock par value $0.0001 per share. Except as has been publicly disclosed, there are no outstanding warrants, options, rights of conversion or

other rights, agreements, arrangements or commitments giving any Person the right (contingent or otherwise) to acquire any shares of Common Stock or any other Equity Interests in the Company or any of its Subsidiaries.

(b) All Equity Interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c) Each Equity Interest of each Subsidiary of the Company (i) has been duly authorized and validly issued, is fully paid and non-assessable and was issued free of preemptive rights and (ii) is free and clear of any Liens.

Section 3.3. Non-Contravention. The issuance of Common Stock, the execution, delivery and performance by the Company of the Alliance Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) violate any provision of any Applicable Law, (ii) violate any provision of any of the organizational documents of the Company or any of its Subsidiaries, or (iii)(a) conflict with or result in a breach or violation of, (b) constitute (with or without notice or lapse of time or both) a default under, (c) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (d) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (e) result in the creation or imposition of any Lien upon the Company or any of its Subsidiaries or any of their respective assets and properties under, any of the terms or provisions of any Contract, indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets is subject.

Section 3.4. No Approvals or Consents. Except as specifically contemplated in this Agreement, no consent, approval, authorization or Order of, or filing, notice, registration or qualification with any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets is required for the issuance of Common Stock contemplated hereunder and the execution, delivery and performance by the Company of the Alliance Documents, and the consummation of the transactions contemplated hereby and thereby.

Section 3.5. No Actions or Proceedings. There are no legal or governmental actions, suits, proceedings, audits, investigations, or other reviews pending or, to the Knowledge of the Company, threatened in writing or affecting the Company, its Subsidiaries or any of their respective assets or properties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Governmental Authority has notified the Company of an intention to conduct any audit, investigation or other review with respect to the Company that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6 Incorporated Documents. The most recent Annual Report of the Company on Form 10-K filed with the SEC, each Quarterly Report of the Company on Form 10-Q filed with the SEC and each Current Report of the Company on Form 8-K filed with the SEC, at the time they were filed with the SEC, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and did not include an untrue statement of a

material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.7 Financial Statements. The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries disclosed pursuant to the documents referenced in Section 3.6 above present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein); and any pro forma financial statements disclosed pursuant to Section 3.6 include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, and the related pro forma adjustments give appropriate effect to those assumptions and reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements.

Section 3.8 Brokerage Fees. Neither the Company nor any of its Subsidiaries has paid, or is a party to any Contract, agreement or understanding with any Person (other than this Agreement) that could give rise to a valid claim against any of them for, a brokerage commission, finder's fee or like payment in connection with the execution or performance of the Alliance Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PCCU

PCCU represents and warrants to the Company hereto as follows:

Section 4.1. Due Organization, Power and Authority. PCCU (i) is duly organized, validly existing and in good standing under the laws of the state of its organization, and has (ii) has full right, power, authority and capacity to enter into the Alliance Documents to which it is (or will be) a party and to carry out the transactions contemplated thereby, and has taken all necessary action to authorize the execution, delivery and performance of the Alliance Documents to which it is (or will be) a party. Upon execution and delivery of the Alliance Documents to which it is (or will be) a party and, assuming due authorization, execution and delivery by the other parties thereto, the Alliance Documents to which it is (or will be) a party will constitute valid and binding obligations of PCCU, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally and by general equitable remedies or relief (including the remedy of specific performance) that are subject to the discretion of the court from which such relief may be sought.

Section 4.2. Investor Status.

(a) PCCU acknowledges that it is a sophisticated institutional investor, has knowledge and experience in financial matters and is capable of independently evaluating the merits and risks of investment decisions with respect to the Alliance Documents.

(b) PCCU acknowledges that (i) it has conducted its own investigation of the Company, (ii) it has had access to, and has had an adequate opportunity to review, (x) all information the

Company has filed with and furnished to the SEC, (y) all information set forth in such filings and (z) such financial and other information as it deems necessary to make its decision to engage in the transactions contemplated by the Alliance Documents, and (iii) it has been offered the opportunity to ask questions of the Company, and received such answers thereto, as it deemed necessary in connection with the decision to engage in the transactions contemplated by the Alliance Documents.

(c) PCCU is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Section 4.3. No Approvals or Consents. Except as expressly provided in this Agreement, no consent, approval, authorization or Order of, or filing, notice, registration or qualification with any Governmental Authority having jurisdiction over PCCU or any of its Subsidiaries or any of their respective properties or assets is required for the execution, delivery and performance by PCCU of the Alliance Documents, and the consummation of the transactions contemplated hereby and thereby.

Section 4.4. No Actions or Proceedings. There are no legal or governmental actions, suits or proceedings pending or, to PCCU's knowledge, threatened against or affecting PCCU, or any of its properties or assets which, if adversely determined, in the aggregate, would reasonably be expected to materially and adversely affect the ability of PCCU to consummate any of the transactions contemplated by the Alliance Documents.

Section 4.5. Non-Contravention. The entry into this Agreement and the consummation of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of PCCU, (ii) conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which PCCU is party, or (iii) result in the violation of any law, rule, regulation or Order (including federal and state securities laws) applicable to PCCU, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1. Company's Conditions to Closing. The obligations of the Company to effect the transactions contemplated hereby are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of PCCU contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of PCCU contained herein that are not so qualified shall be true and correct, in each case, as of the Closing Date as if made as of such date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b) Performance of Obligations. PCCU shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

Section 5.2. PCCU's Conditions to Closing. The obligations of PCCU to effect the transactions contemplated hereby are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: Representations and Warranties of the Company. Each of the representations and warranties of the Company that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company in this Agreement that is not so qualified shall be true and correct, in each case, on and as of the Closing Date as if made as of such date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b) Performance by the Company; No Default under Other Agreements. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. There Shall not have been any Material Adverse Effect which is continuing and uncured.

ARTICLE VI
MUTUAL RELEASES

Section 6.1. Mutual Releases.

(a) **AS OF THE CLOSING DATE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY (IN SUCH CAPACITY, THE "RELEASING PARTIES") SHALL CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASE THE OTHER PARTY AND THEIR RESPECTIVE AFFILIATES, SUCCESSORS AND ASSIGNS (THE "RELEASED PARTIES") FROM ANY AND ALL CLAIMS (LEGAL AND EQUITABLE), OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED ON BEHALF OF THE COMPANY, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH PARTY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE ALLIANCE DOCUMENTS OR OTHER DOCUMENTS OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATED TO ANY OF THE FOREGOING AND TAKING PLACE OR EXISTING ON OR BEFORE THE CLOSING DATE; PROVIDED HOWEVER, THAT THE RELEASES PURSUANT TO THIS SECTION 6.1 SHALL NOT APPLY TO ANY CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION THAT CONSTITUTES (a) BREACH OF ONE OR MORE OF THE ALLICANCE DOCUMENTS; OR (b) FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR A CRIMINAL ACT TO THE EXTENT SUCH ACT OR OMISSION IS DETERMINED BY A FINAL ORDER TO HAVE CONSTITUTED FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.**

ARTICLE VII
MISCELLANEOUS

Section 7.1. Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, including via email (except that if the day of delivery is not a Business Day, then the next Business Day), (ii) when transmitted via telecopy (or other facsimile device) on a Business Day during normal business hours to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (iii) the day following the day (except that if such day is not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such Party may specify by written notice to the other Party:

If to Borrower:	SHF Holdings, Inc. 1526 Cole Blvd, Suite 250 Golden, CO 80401 Attn: Sundie Seefried, CEO Email: sundie@shfinancial.org
If to Secured Party:	Partner Colorado Credit Union 6221 Sheridan Boulevard Arvada, CO 80003 Attn: Douglas M. Fagan, CEO Email: FaganD@partnercoloradocu.org

Section 7.2. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided however, that no assignment shall limit the assignor's obligations hereunder. Subject to the preceding sentence, this Agreement (and the rights, duties and obligations of the Parties to this Agreement) will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 7.3. No Waiver of Remedies; Remedies Cumulative. No failure or delay on the part of any Party in exercising any right, power or privilege hereunder and no course of dealing between the Company, its Subsidiaries and any other Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies that the Parties would otherwise have. No notice to or demand on the Company or its Subsidiaries in any case shall entitle the Company or its Subsidiaries to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other Parties hereto to any other or further action in any circumstances without notice or demand.

Section 7.4. Counterpart. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart thereof.

Section 7.5. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 7.6. Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF COLORADO, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b) If any action, proceeding or litigation shall be brought in order to enforce any right or remedy under this Agreement, each Party hereby consents and will submit, and will cause each of their respective Subsidiaries to submit, to the jurisdiction of the state and federal district courts located in the County of Denver, State of Colorado. Each Party hereby irrevocably waives and will cause each of their respective Subsidiaries to waive, any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. Each Party further agrees that they shall not, and shall cause each of their respective Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement in any court other than as designated herein.

(c) Each Party irrevocably consents and will cause each of their respective Subsidiaries to consent, to the service of process of any of the applicable aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 7.2, such service to become effective thirty (30) days after such mailing.

(d) EACH PARTY HERETO HEREBY WAIVES AND WILL CAUSE EACH OF THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, ANY AND ALL RIGHTS ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT.

Section 7.7. Severability. If any provision of this Agreement becomes or is determined by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the remaining provisions (or portion of the provision) shall remain in full force

and effect and shall be construed without giving effect to the illegal, invalid, unenforceable or void provisions (or portions thereof).

Section 7.8. Entirety. The Alliance Documents represent the entire agreement of the parties hereto and thereto, and supersedes all previous and contemporaneous negotiations, promises, covenants, understandings, agreements and representations, oral or written, if any, on such subjects or relating to the Alliance Documents or the transactions contemplated herein or therein, all of which have become merged and integrated into this Agreement. All Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

Section 7.9. No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties to this Agreement any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.10. Amendments and Waivers of Terms. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and PCCU or, in the case of a waiver, by the Party against whom the waiver is to be effective.

Section 7.11. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 7.12. Survival. The representations and warranties herein shall survive the Closing.

Section 7.13 Indemnification.

(a) Company agrees to indemnify and hold harmless PCCU (and its successors and assigns), and each affiliate thereof and each director, officer, employee, agent or representative thereof (each, an "Indemnified Person") in connection with any losses, claims, damages, liabilities or other expenses to which such Indemnified Person may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from: (a) any misrepresentation by the Company, or breach of any warranty by the Company in the Alliance Documents, or in any exhibits or schedules attached thereto, and (b) any breach or default in performance by the Company of its obligations under the Alliance Documents (the "Loss");

provided, however, that the Company shall have no obligation to an Indemnified Person with respect to a Loss (i) to the extent such is determined to have resulted solely from: (A) the negligence, gross negligence, or willful misconduct of that Indemnified Person, (B) the failure of such Indemnified Person to perform its obligations under any of the Alliance Documents, or (C) such Indemnified Person's violation of law; or (ii) in connection with the obligations of any Indemnified Person under any Alliance Documents.

(b) If any claim for indemnification arises, the Indemnified Person shall promptly give notice to the Company with reasonable specificity of the facts supporting the claim as then known. The Company shall have 30 days from the Indemnified Person's notice of the claim to notify the Indemnified Person of the Company's objection, if any, to the nature or amount of the proposed claim for indemnification, specifying the grounds for such objection as then known, or shall provide notice within that period of its agreement that the Indemnified Person shall be entitled to indemnification as set forth in the notice of the claim. If no such notice of objection is timely given by the Company or if notice of agreement is given, the Indemnified Person shall be entitled to indemnification in accordance with Section 7.13(c) in the amount of Loss incurred in connection with such indemnifiable claim. If notice of objection is timely given, the dispute may be resolved in accordance with Section 7.6 or by agreement between the Indemnified Person and the Company.

(c) Once a Loss is agreed to by the Company or finally adjudicated to be payable pursuant to Section 7.6, Company shall satisfy its obligations within thirty (30) days by wire transfer of immediately available funds. If the Company fails to satisfy such obligation within thirty (30) days, any outstanding amount shall be added to the Note Balance (as defined in the Note) and shall bear interest at the Default Rate (as defined in the Note) from the date of such demand until paid in full.

(d) Except as set forth in Section 7.13(a), none of PCCU or its successors or assigns shall be responsible or liable to the Company or any other person for damages which may be alleged as a result of the Alliance Document. This Section 7.13 shall survive the Closing.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SHF HOLDINGS, INC.

By: Sundie Seefried
Sundie Seefried (Mar 29, 2023 09:55 MDT)

Sundie Seefried
Chief Executive Officer

Agreement to be executed and delivered by its duly authorized officer effective as of March 27, 2023.

PARTNER COLORADO CREDIT UNION, a Colorado not for profit corporation

By: [signature]
Name: Douglas M. Fagan
Title: Chief Executive Officer